WIND MILL OIL & GAS, LLC
LIMITED LIABILITY COMPANY AGREEMENT

This Wind Mill Oil & Gas, LLC Limited Liability Company Agreement (hereinafter referred to as the "Agreement") is made as of this 23rd day of December 2005 (the “Effective Date”) by and among Wind City Oil & Gas, LLC, a Delaware limited liability company (“WC”) and Miller Petroleum, Inc., a Tennessee corporation (“MP”) (hereinafter referred to collectively as the "Members" and individually as a "Member") and Wind Mill Oil & Gas, LLC, a Delaware limited liability company (hereinafter referred to as "Company").

PREAMBLE

Whereas, by entering into this Agreement the parties desire to provide for (i) the purpose for which the Company was formed; (ii) the division of the Company's net profits and net losses; (iii) the restrictions on the disposition of Company property and Company Interests; (iv) the management of the Company's business, (v) the duration of the Company's existence; and (vi) various other matters relating to the Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree to form a limited liability company under the laws of the State of Delaware in accordance with the following terms and conditions:

ARTICLE I. FORMATION AND PURPOSE

1.1 Governing Law and Government Filings. The Company was formed in accordance with, and shall be governed by, the Delaware Limited Liability Company Act, (hereinafter referred to as the "Act"), except to the extent that the Act permits variation by agreement of the parties and this Agreement provides for such variation. On or after the execution of this Agreement, and to the extent required by law, the Members shall, if necessary, cause to be filed with the Office of the Secretary of State for the State of Delaware an amended Certificate of Formation that complies with the requirements of the Act (hereinafter referred to as the "Certificate") and shall execute such further documents and take such further action as is necessary or appropriate from time to time to comply with the requirements for the formation and operation of a limited liability company in the State of Delaware and in all other jurisdictions where the Company conducts its business.

1.2 Name. The name of the Company shall be Wind Mill Oil & Gas, LLC.

1.3 Purpose of the Company. The purpose and business of the Company shall be to engage in any lawful business activity agreed to by the Members and to conduct such other activities as may be necessary or appropriate to promote the business of the Company. The Company may exercise all the powers and privileges either granted or limited under the Act.

1.4 Registered Office; Registered Agent. The name of the registered agent for service of process on the Company in the State of Delaware is Agents and Corporations. The address of the registered agent of the Company and the address of the registered office of the Company in the State of Delaware is Agents and Corporations, Suite 600, One Commerce Center, 1201 Orange Street, P.O. Box 511, Wilmington, DE 19899-0511.

1.5 Principal Place of Business. The Company's principal place of business shall be Portofino Towers, Suite 1104, 300 South Pointe Drive, Miami Beach, FL 33139-7353 or at such other place as a majority in interest of the Voting Members (as defined below) may select from time to time.

1.6 Expenses of Formation. The Company shall bear the expenses incident to its formation. Each Member shall bear his own personal expenses, if any, incurred in connection with its decision to enter into this Agreement.

ARTICLE II. TERM

2.1 Term. The term of the Company shall commence on the effective date of the filing of the Certificate with the Office of the Secretary of State of the State of Delaware and shall be perpetual.

ARTICLE III. CAPITAL CONTRIBUTIONS AND COMPANY INTERESTS

3.1 Company Capital. The capital of the Company shall be the aggregate sum of the capital contributions made by the Members to the Company in the manner provided for in this Agreement. Each Member shall own a share of the total capital of the Company in proportion to that Member's Company Interest.

3.2 Initial Capital Contribution. The initial capital contribution of the Members to the Company shall be as follows:

Name of Members	Amount of Contribution

Wind City Oil & Gas, LLC	$10,000,000.00
Miller Petroleum, Inc.	Assets listed in Exhibit A which
shall have a deemed value of $3,000,000

TOTAL:	$13,000,000.00

3.3 Payment of Contributions. Except as otherwise set forth in this Agreement, and unless otherwise agreed to by all Voting Members, each Member's capital contribution shall be made by delivering it to the Company promptly upon the execution hereof.

3.4 Company Interest. For purposes of this Agreement, the term "Company Interest" shall mean each Member's share of the Company's net profits and net losses, the right to receive distributions of Company property and the rights, powers and liabilities of a Member as defined and described in the Act and this Agreement. The nature of a Company Interest shall be personal property for all purposes.

3.5 Percentage of Company Voting Interests. The Company Interest of the Members shall be represented by a total of One Thousand (1,000) Company Units (hereinafter referred to as ”Voting Units”). With respect to Voting Units of the Company each Member shall be entitled to one vote per Voting Unit owned.

Each Member's initial Company Interest shall be equal to the number of Units set forth below:

Name of Members	No. of Voting Units

Wind City Oil & Gas, LLC	501
Miller Petroleum, Inc.	499

TOTAL	1,000

Each Member's Company Interest at any given time shall be calculated on the basis of the number of Units owned by that Member to the total number of Units owned by all of the Members. The Members holding Voting Units are hereinafter referred to as ”Voting Members.”

3.6 a. Form of Contributions. Unless specified otherwise in this Agreement, all capital contributions made by a Member to the Company shall be made in the form of cash denominated in US dollars. No capital contributions shall be made by a Member to the Company in property other than cash. Notwithstanding the above, the Members expressly agree that MP’s initial capital contribution set forth in Section 3.2 consists of certain lease rights and other assets which capital contribution is subject to the unwind provisions set forth in Section 3.15a.

b. Loans from Members. Members may loan money to the Company for any purpose approved by at least seventy five percent (75%) of the Voting Members from time to time (hereinafter a “Member Loan”). Loans from the Members to the Company shall be made on reasonable commercial terms and any approval required among the Voting Members shall not be unreasonably withheld. In no event shall the initial capital contribution of the Members be treated as a loan to the Company.

3.7 Additional Capital Contributions. No Member shall be required to make any further or additional capital contributions to the Company, except as required by the Act or this Agreement. A majority in interest of the Voting Members shall determine when and to what extent additional capital contributions from the Members to the Company are required from time to time. The Company shall give written notice to all Members of the requirement for additional capital contributions and the amount due from each Member calculated by reference to that Member’s Company Interest. In the event that a Member (a "Defaulting Member") fails to timely contribute the amount required pursuant to this Section (the "Default Amount"), the Company shall give Notice to the other Members who are Voting Members (the "Non-Defaulting Members") of the amount of the Default Amount. Within ten (10) days of the effective date of such Notice, each Non-Defaulting Member shall give Notice to the Company as to whether it elects to make an additional capital contribution equal to the Default Amount. In the event that one or more Non-Defaulting Members so elects to make such Capital Contribution, the Company shall give Notice to them of their respective shares of the Default Amount (determined as set forth below), and each such Non-Defaulting Member shall contribute to the Company within three days of the effective date of such Notice from the Company a portion of the Default Amount determined by multiplying the Default Amount by a fraction the numerator of which is the Company Interest of the Non-Defaulting Member and the denominator of which is the sum of the Company Interests of all Non-Defaulting Members who elected to make the additional Capital Contribution. In the event that none of the Non-Defaulting Members notifies the Company that it wishes to make an additional capital contribution to cover the Default Amount, the Company may give notice of such event to all of the Non-Defaulting Members who shall then be obligated in accordance with the first paragraph of this Section to contribute their proportionate shares (based on their respective Company Interests) of the amount of the Default Amount. Following the contribution of the Default Amount by one or more of the Non-Defaulting Members, the Company Interest of each Member shall be re-determined and shall equal the fraction (expressed as a percentage) the numerator of which is the amount of the aggregate Capital Contributions made to the Company by such Member and the denominator is the aggregate of all Capital Contributions made to the Company by all Members. In the event that a Member’s Company Interest is increased pursuant to this paragraph, a proportionate share of the Capital Account of the Defaulting Members shall be transferred to such Member. The readjustment of Company Interests pursuant to this Section shall be the sole remedy of the Company and the Members against a Defaulting Member for the failure to make Capital Contributions pursuant to this Section.

3.8 Withdrawal of Capital Contributions. Subject to the other provisions of this Agreement, no Member shall have the right to withdraw or reduce its capital contributions to the Company, except with the prior written consent of all Members. No Member shall have the right to demand and receive any distribution from the Company in any form other than cash. No Member shall be entitled to receive any interest on his capital contributions to the Company.

3.9 Use of Contributions. The aggregate of all capital contributions made by the Members to the Company shall be available to the Company to carry out the purposes of the Company.

3.10 Ownership of Property. All Company property, whether real or personal, tangible or intangible, shall be owned by the Company. No Member shall have any interest in any specific Company property.

3.11 No Right of Partition. Each Member waives any right it may have to cause Company property to be partitioned or otherwise divided among the Members, or to file a complaint or institute any proceeding at law or equity to cause Company property to be partitioned or otherwise divided among the Members.

3.12 Composition of Capital Accounts. The Company shall establish and maintain a separate capital account for each Member in accordance with applicable federal tax laws. Each Member's capital account shall be determined and maintained as follows:

a. Contributions, Income and Gains. Each Member's capital account shall be increased by: (1) the amount of money contributed by that Member; (2) the fair market value at the time of contribution of all property other than money contributed by that Member, reduced by any liabilities secured by that property which are assumed or taken subject to by the Company; and (3) that Member's share of Company income and gains, including income and gains which are exempt from or not recognized for federal income tax purposes, as computed for book purposes; and

b. Distributions, Deductions and Losses. Each Member's capital account shall be decreased by: (1) the amount of money distributed to that Member; (2) the fair market value at the time of distribution of all property other than money distributed to that Member, reduced by any liabilities secured by that property which are assumed or taken subject to by that Member; and (3) that Member's share of Company losses and deductions, including Company expenditures which are not deductible or capitalizable for federal income tax purposes, as computed for book purposes.

3.13 Transferee's Capital Account. In the event of a permitted transfer of a Company Interest as provided in this Agreement, the capital account of the transferor shall become the capital account of the transferee to the extent it relates to the transferred Company Interest.

3.14 Compliance with Applicable Federal Tax Laws. The manner in which the capital accounts of the Members are to be maintained pursuant to this Article III of this Agreement is intended to comply with the requirements of all applicable federal tax laws. If in the opinion of a majority in interest of the Members the manner in which capital accounts are to be maintained pursuant to this Article III of this Agreement should be modified in order to comply with the applicable federal tax laws, then notwithstanding anything contained in this Agreement to the contrary, the Members shall alter the method in which the capital accounts are maintained and amend this Agreement to reflect any such change in the manner in which capital accounts are maintained; provided, however, that any change in the manner of maintaining capital accounts shall not materially alter the economic agreement between the Members.

3.15 Certain Matters Related to Initial Drilling Wells.

a. Initial Drilling Wells. The Members agree that the Company shall initially drill wells on certain of the properties listed in Exhibit A and referred to as Koppers South. Lake City, Harriman and Hodnett#1 (the “Initial Drilling Wells”). The Parties agree the Initial Drilling Wells will include; (i) up to five (5) wells on Koppers South provided that at least one of the first three such wells has been determined by reference to established gas and oil industry standards to have an expected production of at least 125 mcf per day, (ii) three (3) on Lake City, (iii) three (3) on Harriman, and (iv) one (1) on Hodnett#1. Within six (6) months of the later of when equipment availability permits the commencement of drilling or the Initial Drilling Wells are drilled and completed with open flow tests, the Company shall undertake to drill a minimum of an additional twenty (20) wells on any of Koppers South, Lake City or Harriman (the “Second Stage Wells”). If the Company decides not to drill the Second Stage Wells, as determined by a majority in interest of the Members, or in the event that MP elects to trigger the Reassignment (as set forth in Exhibit A), then the assets listed in Exhibit A contributed by MP (excluding only the property surrounding the Initial Drilling Wells based on 40 acre spacing), or, in the case of a Reassignment, the Reassigned Properties (as such term is defined in Exhibit A) will be put back to MP, for no consideration other than the return of capital contribution (or return of a proportionate amount thereof in the case of a Reassignment) as set forth herein, as a return of MP’s initial capital investment, at which point MP’s initial capital contribution as of the date of this Agreement shall be reduced to zero and the Voting Units otherwise registered in the name of MP shall be cancelled or returned to the Company (as solely determined by a majority in interest of the Voting Members).

b. Repayment of MP and WC Development Loans. In the event that the Members decide to treat subsequent capital contributions as loans in accordance with Section 3.6 (b), then the Company shall repay all such loans, plus accrued interest payable, if any, as determined by a majority in interest of the Members. It is expressly agreed and understood that for purposes of this Section 3.15b, only MP’s capital contributions in cash may qualify as a loan to the Company.

c. Project Development. The Members agree that an affiliate of WC, Wind City Oil & Gas Management, LLC (“WCOG”) will manage the exploration, development, financing, and drilling of the Initial Drilling Wells and the Second Stage Wells, as well as any other oil and gas wells being pursued by the Company from time to time (collectively the “Project Development”). The Members agree that the Company shall enter into with WCOG the Management Services Agreement substantially in the form attached hereto as Exhibit B, and that MP will provide services to the Company through a similar Exploration, Drilling and O&M Services Agreement to be entered into with WCOG substantially in the form attached hereto as Exhibit C. It is expressly agreed and understood that WCOG shall be entitled to receive as a performance bonus in accordance with the terms of the Management Services Agreement attached hereto as Exhibit B.

d. Asset Management, Project Operations and Maintenance. The Members hereby agree that upon one or more wells reaching commercial operation, either WCOG or a newly created corporation or limited liability company formed by WCOG (the “O&M SPC”) will provide day-to-day oversight of the operation of the Project Development, including but not limited to maintenance, asset management, financial management, technical management, contractual management and administrative services in connection with the Project Development under a long-term “arm’s length” contract.

e. Right to Examine Business Records. Both WC and MP shall have the right to examine the other’s records related to the development, construction and operation of the Project Development upon advance notice from time to time. The cost of any such examination shall be borne by the Party making any such request.

f. No Preferred Distributions. The Members agree that except as specifically set forth in this Agreement, no Member, Affiliate or Principal (as hereinafter defined) shall be entitled to any disproportional distributions, whether in the from of bonuses, special profit allocations, income or otherwise, except as set forth in this Agreement.

IV. ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Company Items. Except as set forth in Section 4.5 below, all items of income, gain, loss, deduction or credit of the Company shall be allocated among the Members in proportion to their Company Interests.

4.2 Priority Among Members. No Member shall have priority over any other Member with regard to the return of capital, the allocation of any Company items or the distribution of Company property.

4.3 Reallocation on Transfer. In the event that a Member's interest is transferred in accordance with the provisions of this Agreement, the allocations provided in this Article IV of this Agreement shall be further reallocated between the transferor and the transferee in the same ratio as the number of days each of them owned the Company Interest during the fiscal year of the Company for which the allocation is being made, unless the books of the Company permit the allocation of items of income and expense to the periods of time before and after the transfer, in which case the latter allocation shall be made.

4.4 Distribution of Net Cash.

a. Following the end of each fiscal year of the Company and the adjustment of the Member's capital accounts for that fiscal year, the Company may distribute the Net Cash of the Company to the Members. Distributions of Net Cash shall be made among the Members in proportion to their Company Interests. The term "Net Cash" shall mean cash flow available after normal operating expenses, debt service, and any reasonable reserves set aside for future liabilities, acquisitions and developments as determined by a majority in interest of the Voting Members.

b. Notwithstanding anything to the contrary contained herein, WC shall be entitled to a priority cash distribution equivalent to 30% of cash available after operating costs, provided that if third party debt is put in place, then such payment will be subordinated to the extent required by such third party debt service provider, until it has received a cumulative cash amount equal to $10,000,000 on a discounted basis using a 5% per annum discount rate.

4.5 Distributions for Taxes. Notwithstanding any other restrictions contained herein, on a quarterly basis the Company will make distributions of cash to the extent permitted under Delaware law adequate to cover any tax liability (calculated using the highest applicable tax rate) of the Members created through the activities of the Company to the extent Net Cash is available, but only to the extent that the Company maintains sufficient cash flow to cover its existing operations for the next 6 months (for the avoidance of doubt this would exclude optional new acquisitions or developments).

ARTICLE V. COMPETITION AND CONFIDENTIALITY

5.1 No Member, or its respective officers, directors, members, managers, successors, affiliates, subsidiaries, stockholders, owners or assigns (hereinafter “Principal”), may engage in any business that is in the same or substantially similar business within one half mile of any oil and gas well being developed or in production by the Company, its subsidiaries and affiliates (the “Territory”), unless: (i) the Company is no longer pursuing new business development in the Territory, or (ii) for the prior three (3) years, the Principal in question has not held an ownership interest in a Member nor has the Member held an ownership position in such Principal, provided that, no restriction contained in this Section 5.1 shall be applicable to a Principal solely as a result of ownership by such Principal of five percent (5%) or less of a Member. Any confidential information, including, without limitation, well data, site information, project documents and financial pro-formas (collectively the “Confidential Information”) of the Company, its subsidiaries and/or affiliates, may not be used by any Member or Principal for any purpose not related to the Company without the express written consent of all the Voting Members. In the event any Member or Principal violates the provisions of this Article V, including any obligation relating to Confidential Information, then, in addition to all remedies available at law, the Company shall have the right to purchase the Company Interest owned directly or indirectly by the offending Member or Principal for an amount equivalent to the lesser of fair market value or the balance in the Member’s (or in the case of a violation by a Principal, the corresponding Member’s) capital account as of the date of breach.

5.2  It is expressly understood and agreed that the obligations imposed by this Article V shall extend to affiliates, subsidiaries, shareholders, and/or the ultimate owner(s), of each Member or their beneficiaries.

ARTICLE VI. TAX, FINANCIAL AND ACCOUNTING MATTERS

6.1 Fiscal Year and Accounting Method. The fiscal year of the Company for both accounting and income tax purposes shall be the calendar year, and for both accounting and income tax purposes the Company shall report its operations and profits and losses in accordance with the cash method of accounting, unless a different method of accounting is required by applicable federal tax laws.

6.2 Annual Tax Return and Financial Statements. The accountant for the Company shall prepare all required tax returns for the Company as of the end of each fiscal year, including the balance sheet and statement of income and expenses relating to such fiscal year, and a statement of each Member's distributive share of the items of income, gain, loss, deduction and credit of the Company for tax purposes for such fiscal year. The Company shall furnish each Member with a copy of each such tax return and statement on or before the date the Company files its tax returns for such fiscal year.

6.3 Tax and Accounting Matters. All elections with respect to the preparation and filing of the Company tax returns, the reporting of items of Company income, gain, loss, deduction and credit, and all other elections which the Company or Members are entitled to make with respect to Company matters, shall be made only by the Company. The Member holding the largest number of Voting Units shall be the Tax Matters Member for the Company for income tax purposes. All decisions as to accounting matters shall be made in accordance with the terms of this Agreement and generally accepted accounting principles applied on a basis consistent with prior periods. Each Member is still required to make all Member specific elections, as appropriate.

6.4 Books and Records. The Company shall maintain a full and accurate set of books and records at its principal place of business. Each Member and his duly authorized representative shall have access to and may inspect and copy any such books and records at all reasonable times.

6.5 Bank Account. The Company shall open and maintain a bank account or bank accounts in the name of the Company at such bank or banks as of a majority in interest of the Voting Members may determine from time to time. Any withdrawals from such bank account(s) shall require such signature or signatures as a majority in interest of the Voting Members may from time to time determine.

ARTICLE VII. MEMBERS

7.1 Management Authority of Members and Officers. A majority in interest of the Voting Members (the “Majority”) shall have the ability to designate a manager or managers (the “Manager”) who will have full and exclusive responsibility for the management of the Company, the operation of the business of the Company, and the performance of the duties described in this Article VII, subject only to the approval of the other Voting Members as required under Section 7.3 below. For the avoidance of doubt, the Members acknowledge that management control of the Company shall rest exclusively with the Voting Members. The Members unanimously agree to appoint Wind City Oil & Gas Management, LLC as the Manager until such time as a majority in interest of the Voting Members votes to replace the Manager. The Manager has initially delegated its power and authority to the following President, Vice President, Secretary and/or Treasurer as officers of the Company (individually an “Officer” and collectively the “Officers”), all of whom could be the same person and who could be a Member of the Company and will have the power and authority provided herein, unless and until otherwise specified by a majority in interest of the Voting Members:

President:	Brian E. Caffyn

Vice President:	To be determined

Secretary:	Peter Gish

Treasurer:	Guillermo Espiga

President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members, shall have general and active management of the business of the Company, and shall execute bonds, mortgages, loans, leases and contracts for the Company, and is authorized to open and sign bank accounts and to authorize other officers to perform any or all of the above in his discretion, subject to the limitations set forth in section 7.3. The President shall designate any additional officers of the Company as he determines are necessary to the proper operation of the Company.

Secretary. The Secretary shall record all the proceedings of the meetings of the Members and notice of all meetings of the Members, and shall perform such other duties as may be prescribed by the President. The Secretary is authorized to execute contracts on behalf of the Company.

Treasurer. The Treasurer shall manage the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the President. The Treasurer shall disburse the funds of the Company as may be ordered by the President taking proper vouchers for such disbursements, and shall render to the President an account of all his transactions as Treasurer and of the financial condition of the Company.

The foregoing Officers shall serve until their respective successors are chosen by the Manager or the Manager removes one or more of the Officers in order that the Manager may resume exercising the power and authority previously delegated to such Officer or Officers.

7.2 Duties of Loyalty and Care of the Manager. The Manager shall devote such time to the operations of the Company as it, in its sole discretion, deems to be reasonably required to conduct the Company business and to operate and manage the Company property in an efficient manner. The doing of any act or failure to do any act which may result in a loss to the Company, if done in good faith and in a manner reasonably believed to be in the best interest of the Company, shall not subject the Manager to any liability to the Company.

7.3 Company Acts Requiring Super Majority Consent Notwithstanding anything to the contrary contained in this Agreement, the consent of at least sixty percent (60)% of the Voting Units must be obtained in connection with any of the following matters: (i)selling, leasing or otherwise disposing of all or substantially all of the business and assets of the Company, or any substantial or material part of the assets of the Company, (ii) entering into any transaction or agreement between the Company and any entity in which one or more of the Members has a business, financial, or family interest, other than those contractual relationships agreed to in writing by the Voting Members simultaneously with the execution of this Agreement, , (iii) a material change in the business of the Company , (iv) the withholding of available distributions to Members once the Company has cash adequate to fund itself for the next 12 months, (v) changes to the Territory of the Company as defined in Paragraph 5. above, and (vi) amending the certificate of formation of the Company.

7.4  Compensation for Manager/Officers. The Manager and the Officers may be entitled to compensation for personal services rendered by them on behalf of the Company, subject to the terms of the Initial Budget and as approved by all Members. For purposes of this SubArticle, reimbursement for out-of-pocket expenses shall not be construed as "compensation". The Manager and Officers shall be fully reimbursed by the Company for all reasonable documented out-of-pocket expenses incurred by them on behalf of the Company.

7.5 Indemnification of Members. To the fullest extent permitted by applicable law, the Manager, any officers, directors, shareholders, partners, members, employees, representatives or agents of the Manager, or their respective affiliates, or any Officer, employee or agent of the Company or its affiliates (any such person, a "Covered Person") shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section. The definition of “Covered Person” shall extend to any Member against whom a claim is made, legal action commenced, or recovery sought solely by virtue of that Member being a member of the Company.

7.6 Personal Liability of Members. No Member shall have any personal liability for the liabilities or obligations of the Company, except to the extent of the capital contributions made or required to be made by such Member to the Company in accordance with the terms of this Agreement.

ARTICLE VIII. ADMISSION AND RESIGNATION OF MEMBERS

8.1 Initial Members. All persons having executed this Agreement as Members shall be admitted as Members without any further act on the part of the Company or the other Members.

8.2 Additional Members. Following the execution of this Agreement by the initial Members, persons acquiring a Company Interest directly from the Company (whether the Company Interests are being issued for the first time or being reissued as a result of a reacquisition by the Company) shall not be admitted as Members of the Company, except upon the unanimous written consent of all Voting Members. Any Voting Member may withhold such consent for any reason or for no reason.

8.3 Successor Members. Subject to the other provisions of this Agreement, any acquiring a Company Interest by transfer from an existing Member shall not be admitted as a Member of the Company, except upon the written consent of a majority in interest of the Voting Members, which consent shall not be unreasonably refused.

8.4 Preconditions to Admission. In no event shall a Voting Member consent to the admission of any person as a Member of the Company, unless and until:

a. Such person agrees to execute this Agreement, as then amended, and such other instruments as may be required by the Act or which a majority in interest of the Voting Members deem necessary or appropriate to confirm and record such person's undertaking to be bound by the terms of this Agreement; and

b. Such person agrees to pay all the reasonable expenses, including attorney's fees, incurred by the Company in connection with the transfer, if any, and the admission of such person as a Member.

8.5 Assignee of a Member. If a person acquiring a Company Interest is not admitted as a Member of the Company as provided in this Article VIII of this Agreement, then such person's interest in the Company shall be solely that of a rightful assignee of a Member as provided in the Act.

8.6 Resignation of Members. No Member shall resign from the Company prior to the dissolution and winding up of the Company, except upon the prior written consent of all Voting Members. Any Voting Member may withhold such consent for any reason or for no reason. Any resigning Member transferring his Company Interest in conformity with the transfer provisions of Article IX of this Agreement, whether to the Company, an existing Member or to a third party, shall be deemed to have resigned from the Company without violating this Agreement upon and to the extent of the transfer, whether or not the transferee is admitted as a Member of the Company, and shall be entitled to payment for all amounts due to such Member under this Agreement in the same manner as provided for in Article IX of this Agreement.

8.7 Payments to Wrongfully Resigning Member. In the event that a Member resigns from the Company in violation of this Agreement, any amounts due to that Member under this Agreement, subject to offset for any damages caused to the Company as a result of such wrongful resignation, shall be paid to that Member in the same manner as provided in Article IX of this Agreement, but only if and when such amounts can be paid without causing the Company's liabilities, including liabilities owed to Members other than the resigning Member, to exceed the value of the Company's assets and without causing the Company to be unable to meet its current debts and obligations as they come due after allowing for a reasonable reserve for capital needs and improvements, the acquisition of additional Company property or for any other contingency of the Company.

ARTICLE IX. TRANSFER OF COMPANY INTERESTS

9.1 Transfers Restricted. No Member shall transfer all or any part of its Company Interest, nor shall any voting or nonvoting member, owner, partner, shareholder or other holder of a legal or beneficial interest in a Member (a “”Member Owner”) allow a transfer of any interest in such Member (a “Member Owner’s Interest”), except as provided in this Article IX of this Agreement. In the event that a Member or Member Owner violates any of the provisions of this Article IX of this Agreement, such transfer shall be null and void and of no force or effect. Notwithstanding anything to the contrary contained herein, nothing shall prevent the transfer of a Member Owner’s Interest (i) to a spouse or lineal descendant of such transferring Member Owner (a “Family Member Successor”) provided that each such Family Member Successor signs this Agreement within thirty (30) days of any such disposition, or (ii) in the case of MP, the trading of shares issued and outstanding as of the date of this Agreement. In addition, any other person who is admitted as a Member by Transfer shall sign this Agreement within thirty (30) days of such transfer.

9.2 "Transfer" Defined.

a. As used in this Article IX, the term "transfer" shall mean and include any distribution, sale, transfer, assignment, gift, creation of an encumbrance, pledge, hypothecation, grant of a security interest, lien or other disposition, either with or without consideration, whether voluntary or involuntary, by operation of law or otherwise, including, without limitation, transfers incident to divorce or separation and all executions of legal process attaching to or affecting in any way: (i) the Company Interest of a Member, (ii) a Member's beneficial interest in a Company Interest, or (iii) a Member Owner’s Interest. In addition to the foregoing, and without limiting same, the following events shall be deemed transfers within the meaning of Article IX of this Agreement which shall be subject to the terms and conditions imposed upon transfers:

b. In the case of a Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its charter.

9.3 Transfer Not an Event of Dissolution. Except as otherwise provided in Article X of this Agreement, the transfer by a Member of his Company Interest shall not cause the legal dissolution or termination of the Company and the business of the Company may be continued thereafter by and for the benefit of the remaining Members.

9.4 Voluntary Transfer; Mandatory Offer to Company. No Member may voluntarily transfer, all or any part of his Company Interest, without first complying with the terms of this SubArticle:

a. Offer for Sale. Any Member desiring to transfer his Company Interest (hereinafter referred to as the "Transferring Member") shall give written notice to the Company and all the Voting Members, stating his desire to dispose of some or all of his Company Interest (hereinafter referred to as the "Company Interest proposed for sale") and shall offer for sale the Company Interest proposed for sale to the Company first and then to all the Voting Members as provided herein. The Company and/or the Voting Members shall negotiate in good faith with the Transferring Member for a period of sixty (60) days, and on an exclusive basis, the sale of the Company Interest being offered by the Transferring Member.

b. Right of First Refusal. In the event that the Company or Voting Members do not elect to purchase the entire Company Interest proposed for sale by the Transferring Member as provided in SubArticle 9.4(a) of this Agreement, the Transferring Member may thereupon solicit offers from any other person (hereinafter referred to as the "third party") to purchase the entire Company Interest proposed for sale within sixty (60) days thereafter, subject to the Company's and Voting Members' right of first refusal as set forth herein. No offer to purchase a Company Interest proposed for sale shall be valid unless it is bona fide, in writing and signed by the third party and the Transferring Member (hereinafter referred to as the "third party offer"). In the event the Transferring Member obtains a third party offer to purchase the Company Interest proposed for sale, the Transferring Member shall deliver the third party offer to the Company and all the Voting Members and shall reoffer the Company Interest proposed for sale to the Company and subsequently to all the Voting Members on the same terms and conditions as contained in the third party offer. In the event the Company or the Voting Members accept the Transferring Member's offer to purchase the Company Interest proposed for sale in accordance with the terms and conditions contained in the third party offer, then settlement on the purchase of the Company Interest proposed for sale shall be held in accordance with the terms and conditions of the third party offer. If the Company or the Voting Members do not accept the third party offer, the Transferring Member shall be free to sell the Company Interest proposed for sale to the third party, but only for the same price and in accordance with substantially the same terms and conditions set forth in the third party offer. In the event the aforesaid sixty (60) day period expires or any material term or condition of the third party offer are changed either by the Transferring Member and/or the third party, the Company and all the Voting Members shall again be offered the right to purchase the Company Interest proposed for sale as aforesaid.

c. Purchase of Entire Interest. In no event shall the Transferring Member be required to transfer less than the entire Company Interest proposed for sale to the Company and the Members under this SubArticle 9.4 of this Agreement; it being understood that the Company must purchase the entire Company Interest proposed for sale or waive its rights under this SubArticle 9.4 of this Agreement.

9.5  Payment Terms and Conditions. Unless the parties agree otherwise, the payment of the entire purchase price shall be made at the time of Transfer of the Company Interest being sold. Notwithstanding anything contained in this SubArticle 9.6 of this Agreement to the contrary, if the purchase of the Company Interest proposed for sale is the result of an exercise of a right of first refusal by the Company or the Voting Members as provided in SubArticle 9.4(d) of this Agreement, then the terms for the payment of the purchase price shall be those set forth in the third party offer.

9.6 Percentage of Limitations or Transfers. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to recognize any transfer of a Company Interest if the transfer, when considered with other transfers of Company Interests made within the period of twelve (12) consecutive calendar months prior thereto, would constitute a sale or exchange of fifty percent (50%) or more of the total interest in the Company’s capital and profits and result in the tax termination of the Company under Article 708(b) of the Internal Revenue Code of 1986, as amended.

9.7 Costs and Expenses of Transfer. The Transferring Member shall pay all costs and expenses incurred by the Company in connection with any transfer of a Company Interest pursuant to this Article IX of this Agreement and/or another person's becoming a Member of the Company or an assignee of a Member of the Company, including, but not limited to, all filing, recording and publishing costs and reasonable attorneys' fees and disbursements.

9.8 Intentionally Left Blank

9.9  Shotgun Mechanism

(a) Right to Invoke Buy Sell Procedure. At any time following the 3rd anniversary of the Effective Date, if the Voting Members cannot agree any action requiring a majority or greater consent of the Voting Units, as reflected in the minutes of any Company meeting, and following a thirty (30) day period during which the Voting Members shall work in good faith to overcome the disagreement, any Member holding at least 10% of the Voting Units (the “Offeror Member") may offer to purchase in whole (and not in part) the Company Interests of the other Members (the "Offeree Members") for a price determined pursuant to the conditions and procedures herein specified.

(b) Procedure to Invoke Buy Sell. The Offeror Member shall commence the buy-sell procedure hereunder by giving written notice to the Offeree Member (the "Offer Notice"). The Offer Notice shall specify an amount that the Offeror Member, in its sole discretion, considers to be the value of the Company Interest of the Offeree Member as of the date of the Offer Notice (the “Stipulated Value”). The Offer Notice shall also specify (x) the amount of all outstanding Member Loans, and (y) any distributions required to be made to Members through the anticipated date of sale; the Stipulated Value less the sum of these two items is hereafter referred to as the "Stipulated Amount". The giving of any Offer Notice hereunder shall suspend any requirement to distribute dividends for up to ninety (90) days.

(c) Right to Accept Offer; Irrevocable Counteroffer if Declined. The Offeree Member shall have the right, for a period of ninety (90) days after the date of the Offer Notice, to accept or decline the Offer Notice by notice in writing to the Offeror Member. If the Offeree Member fails to give notice either accepting or declining the Offer Notice within such ninety (90) day period, then such Offeree Member shall be deemed to have accepted the Offer Notice. If the Offeree Member declines to accept the Offer Notice within such ninety (90) day period, then such Offeree Member shall be deemed to have made an irrevocable counteroffer to the Offeror Member for the purchase, on the same terms and conditions provided for in the Offer Notice, of the whole Offeror Member's Company Interest - including the amount of all outstanding Member Loans - and the Offeror Member shall be deemed to have accepted such counteroffer, it being understood that if the proportional ownership interests and outstanding Member Loans of the Offeree Member and the Offeror Member are different, the Stipulated Amount shall be considered as correspondingly decreased or increased, as the case may be.

(d) Formation of Agreement. The written acceptance by the Offeree Member of the Offer Notice (or the failure of the Offeree Member to act, which is deemed acceptance of the Offer Notice), or the counteroffer deemed made by the Offeree Member and acceptance thereof deemed made by the Offeror Member, as herein specified, shall constitute a binding agreement between the Members for the purchase and sale by the purchasing Member (the "Purchasing Member") of the Company Interest (and the outstanding amount of any Member Loan, if any) of the selling Member (the "Selling Member") upon the terms and conditions herein specified. The purchase price for the Selling Members' percentage interest in Company shall be the Stipulated Amount (adjusted, as necessary, to reflect the Company Interest actually owned by the Selling Member). The purchase price, as so determined, shall be paid by wire transfer of immediately available funds as directed by the Selling Member within (90) days from the agreement in favor of the Purchasing Member of the Company Interest of the Selling Member.

ARTICLE X. DISSOLUTION

10.1 Waiver. Each Member waives and, to the extent that a Member cannot waive, agrees not to exercise any right under the Act or any other law to dissolve the Company, except as provided in this Agreement.

10.2 Events Causing Dissolution. The Company shall be dissolved upon the occurrence of the earliest of the following events:

a. By the written consent of all Voting Members;

b. Upon the occurrence of any other event causing a dissolution under the Act or this Agreement.

10.3 Winding Up. Upon the dissolution of the Company, the last remaining Member(s) or, if none, the personal representative of the last remaining Member, shall conclude the business of the Company, wind up its affairs, distribute its assets in liquidation, and file all certificates or notices required by the Act to evidence such dissolution, liquidation and termination. Except as otherwise expressly provided for in the Act, all decisions pertaining to the dissolution of the Company shall be made in the same manner as decisions made in the ordinary course of the Company's business.

10.4 Final Accounting; Deficit Capital Accounts. Upon the dissolution of the Company, a final accounting shall be made of the capital account of each Member, adjusted up or down to reflect each Member's proportionate share of the Company's net profit or net loss from the time of the last previous accounting to the date of the dissolution. In the event a Member has a deficit balance in his capital account at the time of the dissolution of the Company, that Member shall be required to contribute sufficient capital to the Company within thirty (30) days of the date of the dissolution of the Company to eliminate the deficit balance in his capital account.

10.5  Priority of Distributions. Distributions in liquidation of the Company shall be made in the following order:

a. First, those owing to creditors of the Company, including Members who are creditors of the Company;

b. Second, those owing to the Members other than for capital and profits;

c. Third, those owing to the Members in respect of capital in proportion to their Company Interest; and

d. Fourth, those owing to the Members in respect of profits in proportion to their Company Interest.

10.6 Payment of Claims. Upon the dissolution of the Company, the Company shall pay or make reasonable provisions to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims and obligations, known to the Company and all claims and obligations which are known to the Company, but for which the identity of the claimant is unknown. If the Company has sufficient assets, such claims and obligations shall be paid in full and any such provision for payment made shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of the assets available therefore. Any remaining Company assets shall be distributed as provided in SubArticle 10.5 of this Agreement.

10.7 Distributions in Kind. No Member may demand or receive property other than cash in return for his contributions, loans or advances to the Company or upon distribution or dissolution from the Company as provided herein; provided, however, that in the event that all of the Members at the time of dissolution so determine, it shall not be necessary to liquidate all of the property of the Company; but the property which shall not be required to be liquidated to satisfy the categories of distribution described in SubArticle 10.5 of this Agreement may be distributed in kind, including, but not limited to, undivided interests in such property, whether or not like property is distributed to each Member.

ARTICLE XI. GENERAL PROVISIONS

11.1 Notices. All notices, claims, instructions, requests, demands, consents, or other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if and when sent by facsimile or first class United States mail, registered or certified, postage prepaid, return receipt requested, addressed as follows:

If to the Company to:

Wind Mill Oil & Gas, LLC
Attn: President
Portofino Towers, Suite 1004
300 South Pointe Drive
Miami Beach, FL 33139-7353
Facsimile No.:

If to Wind City Oil & Gas, LLC to:

Wind City Oil & Gas, LLC
Attn: President
Portofino Towers, Apt 1004
300 South Pointe Drive
Miami Beach, FL 33139-7353
Facsimile No.:

with a copy to:

Peter A. Gish, Esq.
37 Rayton Road
Hanover, NH 03755
Facsimile No.: (603) 643-2835

If to Miller Petroleum, Inc.

Miller Petroleum, Inc.
3651 Baker Highway
Huntsville, TN 37756
Attn: Deloy Miller, Chief Executive Officer

Facsimile No.:

with a copy to:

Snow Becker Krauss P.C.
605 Third Avenue
New York, NY 10158
Attention: Jack Becker, Esq.
Facsimile No.: 212-949-7052

or to such other address or facsimile number as the person to whom notice is to be given may give notice in the manner set forth above.

11.2 Enforceability. The parties agree that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provisions of this Agreement shall be adjudicated to be invalid, illegal or unenforceable, such provision of this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion to apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction in which such adjudication is made.

11.3 Descriptive Headings. The descriptive headings of the SubArticles of this Agreement are inserted for convenience of reference only and shall not control or affect in any way the meaning, construction, or interpretation of this Agreement.

11.4 Governing Law. This Agreement has been executed in the State of Delaware and shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware in all respects.

11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.6 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto with respect thereto. No representation, condition or understanding not expressed herein shall be binding upon the parties, unless subsequent to the date hereto and signed by all of the parties hereto. This Agreement may not be amended or modified except by a written instrument signed by a majority in interest of the Members.

11.7 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement by another party hereto must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

11.8 Authorship. No questions of interpretation or construction concerning this Agreement shall be construed or interpreted for or against any party based on the consideration of authorship.

11.9 Time of the Essence. Time is of the essence of this Agreement.

11.10 Gender. When used in this Agreement, singular terms include the plural as appropriate in the context, and masculine terms include the feminine and neuter genders as appropriate in the context, as executed, shall constitute one Agreement, binding on all the parties hereto, not

11.11  Agreement in Counterparts. This Agreement may be executed in several counterparts and withstanding that all the parties are not signatory to the original or the same counterpart.

11.12  Arbitration. All disputes, claims, or controversies arising out of or relating to (i) this Agreement or the negotiation, validity or performance hereunder, and/or (ii) the transactions contemplated hereby, and/or (iii) the rights and obligations of the Members or the Company set forth herein, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration by a single arbitrator to be conducted in accordance with the rules of the American Arbitration Association applicable in the State of Tennessee. Any such arbitration shall be held in Knoxville, Tennessee or other location agreed to by all Members. The parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by the arbitrator. The provisions of this Section shall be enforceable in any court of competent jurisdiction.

11.13  Tax Status. The parties to this Agreement intend that the Company shall be classified as a partnership for federal, and to the extent applicable, state and local, income tax purposes, and the parties agree that the provisions of this Agreement shall be construed and applied in a manner that will not impair the qualification of the Company as such form of entity under the applicable provisions of the Internal Revenue Code, or to the extent applicable, the laws of any state or local tax authorities.

11.14 Good Faith. The parties shall act in good faith in all matters arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement effective as of the ____ day of December, 2005.

On Behalf of Wind Mill Oil & Gas, LLC

By: ________________________
Brian Caffyn, Its President

On Behalf of Wind City Oil & Gas, LLC

By: ________________________
Brian E. Caffyn, Its President

On Behalf of Miller Petroleum, Inc.

By: ________________________

Exhibit A

Miller Land and other Rights Contributed

MP shall contribute the following assets which shall constitute its Capital Contribution for purposes of Section 3.2:

1)	Koppers North
2)	Koppers South
3)	Lindsay
4)
Tennessee Water Resources Authority lands of approximately 3,000 acres adjoining Lindsay (“TWRA”), once acquired by Miller. The Parties agree and understand that MP is and will continue to use commercially reasonable efforts to secure drilling rights over TWRA by December 31, 2006.

5)	Lake City
6)	Harriman
7)	Hodnett#1 (Braxoria County, Texas)

MP undertakes to present to the Company in reasonable detail additional oil and gas development opportunities (the “New Drilling Ventures”) as they are discovered by MP for a period of three (3) years from the Effective Date (the “Exclusivity Period”). In the event that the Company decides not to pursue any New Drilling Venture, as determined by a majority in interest of the Voting Members, then MP agrees not to independently pursue any such New Drilling Venture during the Exclusivity Period, provided that, WC may elect, in its discretion, to permit MP to so independently pursue any such New Drilling Venture during the Exclusivity Period, upon written notice from MP requesting the same. In the event that WC permits MP to so pursue any such New Drilling Venture, and the property in respect thereof is a property that was contributed to the Company by MP pursuant to this Agreement, such property shall immediately be reassigned to MP at no cost to MP. In the event that WC does not permit MP to so pursue any such New Drilling Venture, and MP provides evidence to WC reasonably satisfactory to WC that such New Drilling Venture will provide returns to the Company of not less than fifteen percent (15%) per annum, MP shall have the absolute right, in its sole discretion, to cause, upon written notice to the Company, a reassignment to MP (the “Reassignment”) of all properties set forth in this Exhibit A that have not otherwise been subject to drilling and development by the parties pursuant to this Agreement (the “Reassigned Properties”), for no consideration other than a return of a proportionate amount of MP’s capital contribution in the Company in respect of the value of the Reassigned Properties. Failure to comply with this paragraph by MP or WC shall be deemed a breach of Section 5.1 of the Agreement.

Exhibit B

Management Services Agreement

Wind Mill Oil & Gas, LLC (“WM”) and Wind City Oil & Gas Management, LLC (“WCOG”) wish to set forth the terms under which WCOG will provide management services (“Services”) to WM in connection with the exploration and production of various oil and gas wells to be located in Tennessee and surrounding states (individually a “Well” and collectively the “Wells”).

A.
The work to be performed by WCOG for WM will consist of various tasks associated with the exploration, development, financing, drilling, and operation of the Wells, as directed by WM from time to time. In performing its obligations hereunder, WCOG is expressly authorized to hire such additional contractors and/or subcontractors which it deems reasonably necessary to perform the Services.

B.
Fees for Services to be paid to WCOG and personnel hereunder will be the rates as set forth in paragraph C below. The amounts payable may be increased annually (on each January 1) to reflect increases in the base salary of affected personnel. The parties agree that additional personnel may be added as they are required and rates would follow the same formula set forth below.

C.	Rates for WCOG personnel:

•	Senior Consultant (Brian E. Caffyn; Peter A. Gish):	$ Base Salary x 1.4
•	Finance Consultant (Guillermo Espiga):	$ Base Salary x 1.4
•	Exploration Consultant (Pat Imbrogno):	$ Base Salary x 1.4
•	Technical Consultant (t/b/d):	$ Base Salary x 1.4
•	Administrative Support (various staff):	$ Base Salary x 1.4

D.
WCOG shall invoice WM at least quarterly for services rendered hereunder, broken down for each individual on an hourly basis. Reasonable documented out of pocket expenses incurred in connection with the Services, including fees charged by third party contractors, shall be reimbursed at cost. Amounts not otherwise paid in a timely fashion shall accrue interest at the rate of 1.5% per month. WM may advance moneys to WCOG from time to time to cover the cost of the Services.

E.
WCOG shall be entitled to receive as a performance bonus hereunder ten percent (10%) of the annual management profit generated by WM (the “WCOG Performance Bonus”). For purposes of this paragraph, the term “management profit” shall mean cash flow generated from an individual investment which may be a group of wells or group of investments, as determined by the Managing Member in its sole discretion, after repayment of debt and equity related to the investment but before the reinvestment of such cash flow towards future investments. The parties agree that the initial grouping of wells will be those wells which are drilled with the initial $10,000,000 of capital (inclusive of personnel and overhead costs to realized such wells, but excluding operating costs to such wells. The WCOG Performance Bonus shall be paid within thirty (30) days of the end of any calendar year.

F.
This Agreement shall remain in effect for an initial period of one (1) year from the date hereof, and shall automatically renew for additional one (1) year periods unless terminated by the Parties in writing.

G.

Agreed and accepted this 23rd day of December, 2005.

Wind Mill Oil & Gas, LLC By: _____________________________ Its: _____________________________	Wind City Oil & Gas Management, LLC By: _____________________________ Its: _____________________________

Wind City Oil & Gas Management, LLC Salaries

Brian E. Caffyn
Peter A. Gish
Guillermo Espiga
Pat Imbrogno
[     ]
[     ]

Exhibit C

EXPLORATION, DRILLING AND O&M SERVICES AGREEMENT

This Exploration, Drilling and O&M Services Agreement is entered into this 23rd day of December, 2005 (“Agreement”), by and between Wind City Oil & Gas Management, LLC, a Delaware limited liability company with a place of business c/o Wind Management, LLC, 100 Wells Ave., Suite 201, Newton, MA 02459 (“WCOG”) and Miller Petroleum, Inc., 3651 Baker Highway, PO Box 130, Huntsville, TN 37756 (“Consultant”) (each of WCOG and Consultant being referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, WCOG is engaged in business of managing the exploration, development and exploitation of oil and gas wells in Tennessee and the surrounding region (individually a “Well” and collectively the “Wells”); and

WHEREAS, WCOG desires to hire Consultant to provide services in connection with the exploration, development and exploitation of the Wells, as more particularly set forth in Exhibit A, attached hereto and made a part hereof; and

WHEREAS, Consultant desires to be retained on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1: Services by Consultant

1.1	Scope of Services; Standard of Care

Consultant will perform the services described in this Agreement and in any work release documents or change orders which are issued under this Agreement and signed by both parties. In performing the services, Consultant will exercise the degree of care and skill ordinarily exercised by reputable companies performing the same or similar services in the same geographic area. Consultant will not have any obligation to perform services not expressly described in this Agreement or in work release documents or change orders signed by Consultant.

1.2	Estimates

Any opinions of probable construction or implementation costs, financial evaluations, feasibility studies or economic analyses prepared by Consultant will represent its best judgment based on its experience and available information.

Section 2: Confidentiality

2.1	Confidentiality

The Parties acknowledge that all information provided by WCOG (hereinafter the “Disclosing Party”) to Consultant (the “Receiving Party”), including, without limitation, information related to development strategies, financing plans, financial pro-formas and financial offering memoranda (collectively the “Confidential Information”) is confidential and proprietary to the Disclosing Party and the Receiving Party hereby agrees and undertakes not to disclose the Confidential Information to any third Party or to otherwise use the Confidential Information in any manner which is contrary to this Agreement or the interests of the Disclosing Party. In the event of a breach of this Section 2.1, in addition to any and all remedies available at law, the Disclosing Party shall be entitled to obtain an injunction, temporary restraining order and/or other equitable relief against the Receiving Party. The obligation contained in this Section 2.1 shall be in effect until the Company puts back the assets listed in Exhibit A and for a period of two (2) years thereafter, provided that there shall be no ongoing confidentiality restrictions relative to the properties originally contributed by Consultant to Wind Mill Oil & Gas, LLC. It is expressly agreed and understood that the obligations contained in this Section 2.1 shall extend to Consultant’s associates, partners, parent, subsidiary and affiliate companies, and each of their respective officers, directors, shareholders, employees, agents and assigns.

2.2	Documents

All reports, notes, calculations, data, drawings, estimates, specifications and other documents and computerized materials prepared by Consultant for WCOG are instruments of WCOG and shall remain WCOG’s property. Documents or computerized materials provided to WCOG are for WCOG’s use only.

Section 3: Changes, Delays, Excused Performance

3.1	Changes

Unless this Agreement expressly provides otherwise, Consultant’s proposed compensation represents its best estimate, taking into account the costs, effort and time it expects to expend in performing the services as it currently understands them to be, based on its reasonable assumption of the conditions and circumstances under which the services will be performed. As the services are performed, conditions may change or circumstances outside Consultant reasonable control (including changes of law) may develop which would require Consultant to expend additional costs, effort or time to complete the services, in which case Consultant will notify WCOG and the Parties shall agree an equitable adjustment to Consultant’s estimated compensation and the time for performance. In the event conditions or circumstances require the services to be suspended or terminated, Consultant shall be compensated for services previously performed and for costs reasonably incurred and documented prior to and through the date of suspension or termination.

3.2	Force Majeure

Neither Party shall not be responsible for any delay or failure of performance caused by fire or other casualty, labor dispute, government or military action, transportation delay, inclement weather, Act of God, failure of any government authority timely to review or to approve the services or to grant permits or approvals, or any other cause beyond either Party’s reasonable control.

Section 4: Compensation

4.1	Rates

Unless otherwise agreed in writing, Consultant shall be compensated for its services in accordance with the scope of work and budget attached hereto as Exhibit B. It is expressly agreed and understood that the rates include personnel as well as agreed contract rates for certain specified construction activities and/or services.

During the term of this Agreement, Consultant shall be entitled to a performance bonus which will be a portion of the WCOG Performance Bonus as that term is defined in the Consulting Services Agreement between WCOG and Wind Mill Oil & Gas, LLC dated on or about today’s date (the “Consultant Performance Bonus”). The availability of the Consultant Performance Bonus is expressly conditioned upon Consultant’s performance of services hereunder. The amount of such bonus will be set at the discretion of WCOG. The Parties expressly agree and understand that over time the Consultant Performance Bonus may to be reduced to zero.

4.2	Invoices

Consultant shall invoice WCOG on at least a quarterly basis. Invoices are due and payable within 30 days of receipt. Travel and project related expenses to be reimbursed must be fully documented. If WCOG disagrees with any portion of an invoice, it shall notify Consultant in writing of the amount in dispute and the reason for its disagreement within 21 days of receipt of the invoice, and shall pay the portion not in dispute. Amounts not otherwise paid in a timely fashion shall accrue interest at the rate of 1.5% per month

4.3	Taxes, Insurance, Etc.

Unless expressly agreed in writing, Consultant fees include any taxes, excises, fees, duties or other government charges related to the goods or services provided under this Agreement. Consultant shall be responsible for procuring and maintaining general liability, health and other insurance as is appropriate and necessary for the work to be performed by employees, consultants and agents of Consultant hereunder. Consultant shall provide WCOG with a certificate of insurance evidencing the above referenced coverages upon request.

Section 5: Dispute Resolution and Allocation of Risk

5.1	Disputes

 All disputes, claims, or controversies arising out of or relating to (i) this Agreement or the negotiation, validity or performance hereunder, and/or (ii) the transactions contemplated hereby, and/or (iii) the rights and obligations of the Members or the Company set forth herein, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration by a single arbitrator to be conducted in accordance with the rules of the American Arbitration Association applicable in the State of Tennessee. Any such arbitration shall be held in Knoxville, Tennessee or other location agreed to by all parties. The parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by the arbitrator. The provisions of this Section shall be enforceable in any court of competent jurisdiction.

5.2	Limitation of Liability

Consultant liability for any and all claims arising out this Agreement or out of any goods or services furnished under this Agreement, whether based in contract, negligence, strict liability, agency, warranty, trespass, or any other theory of liability, shall be limited to the total compensation received by Consultant from WCOG under this Agreement. In no event shall Consultant be liable for special, indirect, incidental or consequential damages, including commercial loss, loss of use, or lost profits, even if Consultant has been advised of the possibility of such damages.

Section 6: Miscellaneous Provisions

6.1	Assignment, Etc.

Neither party may assign or transfer any rights or obligations under this Agreement to a third party without the express written consent of the other party. Either party may assign its rights, title and interests under this Agreement to any affiliate or subsidiary of that party upon notice to the other party. The relationship between WCOG and Consultant is that of independent contracting parties, and nothing in this Agreement or the parties’ conduct shall be construed to create a relationship of agency, partnership or joint venture.

6.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflict or choice of laws.

6.3	Entire Agreement, Etc.

This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements. Any amendments to this Agreement shall be in writing and signed by both parties.

6.4	Term & Termination

This Agreement shall continue in full force and effect for a period of three (3) years from the date hereof (hereinafter an “Anniversary Date”) and shall automatically renew for additional one (1) year periods unless terminated by the parties in writing. Notwithstanding the above, WCOG shall have the option to terminate this Agreement upon thirty (30) days advance written notice to Consultant for material breach of this Agreement, which breach has not been cured by Consultant within thirty (30) days from receipt of written notice by WCOG,

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and date first written above.

Wind City Oil & Gas Management, LLC By: _____________________________ Its: _____________________________	Miller Petroleum, Inc. By: _____________________________ Its: _____________________________

EXHIBIT A

1)	Koppers North
2)	Koppers South
3)	Lindsay
4)
Tennessee Water Resources Authority lands of approximately 3,000 acres adjoining Lindsay (“TWRA”) to be obtained by Miller. The Parties agree and understand that MP is and will continue to use commercially reasonable efforts to secure drilling rights over TWRA by December 31, 2006.

5)	Lake City
6)	Harriman
7)	Hodnett#1 (Braxoria County, Texas)

The attached map marked as Exhibit A1 represents the individual wells intended by the parties to be covered under this Agreement.

EXHIBIT B

Scope of Work and Fees

The work to be performed by MP for WCOG will consist of various tasks associated with the exploration, procurement, permitting, drilling, and operation of the Wells, as directed by WCOG from time to time. In performing its obligations hereunder, MP may hire such additional contractors and/or subcontractors which it deems reasonably necessary to perform the services, provided same have been approved in advance in writing by WCOG.

Fees for services to be paid to MP and personnel hereunder will be the rates as set forth in below. The amounts payable may be increased annually (on each January 1) to reflect increases in the base salary of affected personnel. The parties agree that additional personnel may be added as they are required and rates would follow the same formula set forth below. Amounts not otherwise paid in a timely fashion shall accrue interest at the rate of 1.5% per month

Rates for MP personnel:

•	Senior Consultant (Deloit Miller, Ernie Payne, Scott Boruff):	$ Base Salary x 1.4
•	Land Manager (David Wright):	$ Base Salary x 1.4
•	Land Leases (Billy Keck)	$ Base Salary x 1.4
•	Drilling Manager ( Johnny Miller):	$ Base Salary x 1.4
•	VP Geology (Dr. Gary Bible):	$ Base Salary x 1.4
•	Administrative Support (Teresa Cotton, Shanna Garrett):

Personnel shall be required to keep track of their time on a monthly basis and any invoice submitted to WCOG for payment shall include the hours of all personnel whose services are being billed under this Agreement.

Equipment owned by MP will be billed to WCOG at the following rates:

Workover Rig: $110.00 / hour to include labor, fuel, tools, etc. to operate rig for normal operations

Dozer: $85.00 / hour

80 bbl Vacuum Truck: $85.00 / hour

Backhoe: $65.00 / hour

Tandem axle Winch Truck with Oilfield Trailer or Lowboy: $75.00 / hour

Tandem axle Flat Bed Truck: $55.00 / hour

Frac Tank: $500.00 / well

Pickup Truck: $50.00 / day

Welder with man: $60.00 / hour

Pipeline Fusing Equipment: $50.00 / day

Labor: $35.00 / hour

Miller Petroleum Employee Salaries

Deloy Miller
Ernie Payne
Scott Boruff
David Wright
Billy Keck
Johnny Miller
Dr. Gary Bible
Teresa Cotton
Shanna Garrett